UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2015

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 22, 2015, the Board of Directors of PAREXEL International Corporation (the “Company”) approved a plan to restructure its operations to improve the productivity and efficiency of the Company, simplify the organization, and streamline decision-making, thereby enhancing client engagement. The restructuring initiative is company wide. These actions are expected to result in pre-tax charges in the range of $35 to $45 million. The Company expects to record a pre-tax charge in the fourth quarter of the fiscal year ending June 30, 2015 in the range of $20 million to $30 million, with the remainder of the charges to be incurred over the course of the fiscal year ending June 30, 2016 (“Fiscal Year 2016”) . The Company expects that approximately $33 million to $43 million of the charges will result in future cash expenditures. The charges will include approximately $30 million to $40 million in employee separation costs and approximately $5 million in other one-time costs. The Company anticipates to complete restructuring activities by the end of June 2016, and expects the charges to result in annual pre-tax savings of approximately $20 million to $30 million over the course of Fiscal Year 2016 and approximately $50 million to $60 million when fully completed.

The Company issued a press release on June 23, 2015 announcing this restructuring. The full text of the press release issued in connection with the restructuring announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

As described in the press release, the Company is also holding Investor Day presentations at 9:00 a.m. on June 24, 2015. Slides for the Investor Day presentations are available on the Company’s website at http://www.PAREXEL.com.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 23, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2015	PAREXEL International Corporation
	By:	/s/ Ingo Bank
Ingo Bank
Senior Vice President and Chief Financial Officer